CONTACTS:	Financial analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com
Exhibit 99.1

TRESTLE AND BACUS LABORATORIES PARTNER TO INTEGRATE
VIRTUAL MICROSCOPY AND WORKFLOW APPLICATIONS

Trestle’s Xcellerator suite of pathologist workflow applications now compatible with Bacus’ virtual microscopy solutions, including BLISS and Nikon COOLSCOPE VS

IRVINE, Calif.—June 20, 2005—Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging systems and services for pathology, drug safety and discovery, has partnered with Bacus Laboratories Inc. to integrate Bacus’ advanced digital microscope systems with Trestle’s suite of digital pathology workflow applications. The agreement enables customers to take advantage of Trestle’s new Xcellerator™ application suite and connect it to a wider choice of digital microscopy devices.

The agreement also signals a move away from proprietary formats and toward technical standards and open architectures intended to benefit users who have long been frustrated by the lack of interoperability among software and hardware components.

Trestle and Bacus have integrated the Bacus viewing and virtual microscopy server for use with Trestle’s Xcellerator suite of workflow applications. Bacus’ viewing format offers compatibility with the Nikon microscopes used in the Bacus BLISS and Nikon COOLSCOPE VS systems, as well as Trestle’s MedMicro products.

“As pathologists embrace digital devices and workflow applications it is essential that the industry respond with improved plug-and-play compatibility so that users can derive more value from their investments in equipment,” said Maurizio Vecchione, chief executive officer of Trestle Holdings Inc. “Our partnering with Bacus Laboratories, a leader in virtual microscopy, is intended to result in more choices, increased flexibility and better ROI for pathologists as they adopt Trestle’s digital pathology workflow technology. Now, pathologists can choose the optimal device for specialized forms of imaging and integrate their virtual microscopy data into one, consistent, standardized digital workflow solution.”

Dr. James Bacus, president of Bacus Laboratories, commented: “The Trestle digital pathology workflow applications are a significant step forward in the evolution of virtual microscopy. There is now a recognized need to organize virtual slides in a meaningful and flexible way for storage and subsequent review by multiple parties. This agreement will allow both companies to focus on their respective areas of expertise. We look forward to working with Trestle in this exciting area.”

About Bacus Laboratories Inc.
Bacus Laboratories Inc., located in the Chicago suburban area, pioneered virtual microscopy in the mid-1990's. The company, a leader and innovator in virtual microscopy, also has products for quantitative pathology and tissue microarray imaging. Bacus is a leading provider of virtual microscopy as a replacement for glass slides and microscopes in medical education and pathology. The company, founded in 1994 has 12 US patents in Internet-based virtual microscopy and related digital imaging methods. Its WebSlide® virtual slide format, server software, and viewing software, provide cost effective solutions for digital microscopy. For further information, contact Bacus Laboratories at (630) 424-9750 or visit http://www.bacuslabs.com.

About Trestle Holdings Inc.
Trestle Holdings Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The Company's live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products perform high-speed whole glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

SAFE HARBOR STATEMENT
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our success in integrating the Bacus functions into Xcellerator, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, market acceptance of our products and additional features, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###